Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
September 13, 2010	Lori Gorski	Patrick Flanigan
	(617) 768-9344	(617) 768-6563
Lori.gorski@genzyme.com

Genzyme Announces Agreement to Sell Genetic Testing Business to LabCorp

CAMBRIDGE, Mass. — Genzyme Corporation (Nasdaq: GENZ) today announced that it has entered into an asset purchase agreement under which Laboratory Corporation of America Holdings (LabCorp) will acquire Genzyme Genetics for $925 million in cash.

Under the terms of the agreement, LabCorp will purchase the business in its entirety, including all testing services, technology, intellectual property rights, and its nine testing laboratories. LabCorp is committed to offer employment to the unit’s approximately 1900 employees upon closing, including senior management. The agreement is subject to customary closing conditions, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, with the goal of closing before the end of the year.

“This transaction demonstrates the strategic value of Genzyme Genetics and the strong franchise we’ve built over a twenty year period,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corporation. “It also shows how our management team is uniquely positioned to unlock the underappreciated value of Genzyme’s diverse businesses for shareholders. The completion of this sale allows us to focus our resources on core growth areas and create stronger returns on invested capital.”

Genzyme announced in May that it would seek strategic alternatives for three units as part of a five-part plan to increase shareholder value. The plan builds on the robust set of operational, organizational and board changes made over the past year to strengthen the company. Plans to divest the two other Genzyme business units, Diagnostic Products and Pharmaceutical intermediates, remain on track.  Proceeds from these transactions may be used to finance the second half of the company’s $2 billion stock buyback to be completed by May 2011.

Genzyme Genetics is an industry leading provider of reproductive and oncology testing in the United States, specializing in esoteric testing, with nine laboratories performing more than a million tests a year. The business, which also has the largest nationwide network of board-certified genetic counselors, had revenue of $371 million in 2009. LabCorp is one of the nation’s largest laboratory testing companies specializing in routine testing, with 38 primary testing locations and more than 1,500 patient service centers.

The terms achieved with LabCorp meet the three foundational requirements Genzyme established for divestitures: (1) to recognize the value of employees with appropriate treatment as part of the transaction, (2) to create a future for Genzyme Genetics in which customers continue to be served well, and (3) to create value for Genzyme shareholders.

Mr. Termeer continued, “LabCorp is the right strategic partner for Genzyme Genetics.  LabCorp intends to invest in growing its operations.  The business will have the opportunity to continue to grow, serve its customers and fulfill its potential to bring continued innovation to important areas of the diagnostics field.”

Genzyme was advised by Credit Suisse and Goldman Sachs & Co on this transaction. The company’s legal adviser was Ropes & Gray.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion. In 2010, Genzyme was named to the Fortune 500.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

This press release contains forward-looking statements, including the statements regarding: the timing and potential benefits of the proposed transaction; plans to focus on core growth areas and create stronger returns on invested capital; Genzyme’s five-part plan to increase shareholder value, the timing of divestitures of the Diagnostic Products and Pharmaceutical intermediates businesses; plans for the proceeds of the divestitures; and the timing of the $2 billion stock buyback program.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the possibility that certain closing conditions will not be met; that the divestitures and stock buyback program do not occur in the anticipated timeframes for any reason; that any or all of Genzyme’s five-part plan to create shareholder value cannot be executed on or is otherwise ineffective; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended June 30, 2010. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements.

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